EXHIBIT 99.1

News Release

Nextel Partners, Inc. 4500 Carillon Point Kirkland, WA 98033 (425) 576-3600

Contacts:
Media: Susan Johnston (425) 576-3617
Investors: Alice Kang Ryder (425) 576-3696

Nextel Partners Appoints New Chief Operating Officer and VP of
People Development, Promotes CFO

KIRKLAND, Wash. – April 26, 2005 – Nextel Partners, Inc., (NASDAQ: NXTP), a FORTUNE 1000 company which has exclusive rights to offer Nextel wireless services in the mid-sized and rural markets it serves, today announced the promotions of Jim Ryder to Chief Operating Officer, Cori Tellefson to Vice President of People Development, and Barry Rowan to Executive Vice President in addition to his role as CFO.

For the past year, Ryder has served as Vice President of Sales and Marketing, overseeing the company’s customer growth and contributing to its industry-leading performance. In his new position, Ryder will manage sales, marketing and people development, leading a team of more than 850 partners (employees) nationwide. Ryder has more than 12 years of experience in the wireless industry and has been with Nextel Partners since 2000.

Tellefson, previously Director of People Services, will assume additional leadership serving as Vice President of People Development. Tellefson joined the company in 1998, its first year of operations, and currently has 12 years of wireless industry and human resources experience.

Tellefson replaces Mark Fanning, who has served as Vice President of People Development since 1998. Fanning will continue to serve the company on a more limited basis in a non-executive position as Vice President of Organizational Development and will support the company’s efforts to achieve 100 percent partner satisfaction.

Rowan will add the title of Executive Vice President to his current CFO title. He has served as Vice President and CFO since 2003, and from 2003 to 2004 he also served as the company’s Treasurer. During his tenure with Nextel Partners, Rowan has strengthened the company’s financial health and improved its balance sheet.

“Our performance is driven by the quality of our people and their dedication to our Guiding Principles, including our continual pursuit of 100 percent customer satisfaction,” said John Chapple, Partners’ Chairman, CEO and President. “Jim, Barry and Cori epitomize the strong, team-based culture that Mark was integral in helping create, which has been instrumental in our efforts to attract and retain the most valuable customers in the industry.”

About Nextel Partners
Nextel Partners, Inc., (NASDAQ: NXTP), a FORTUNE 1000 company based in Kirkland, Wash., has exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications (Nextel) in mid-sized and rural markets in 31 states where approximately 54 million people reside. Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 297 of the top 300 U.S. markets. To learn more about Nextel Partners, visit www.nextelpartners.com.